Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262003

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated February 9, 2022)

The Greenrose Holding Company Inc.

Up to 29,716,728 Shares of Common Stock

(including 17,910,000 shares of Common Stock issuable upon exercise of Warrants)

Up to 660,000 Warrants Exercisable for Common Stock

This prospectus supplement supplements the prospectus dated February 9, 2022 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-l (No. 333-262003) that was declared effective on February 9, 2022 (as amended with the Post-Effective Amendment No. 1 that was filed on June 10, 2022). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on August 26, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of (i) 17,910,000 shares of our common stock, $0.0001 par value per share (our “common stock”), issuable upon exercise of warrants to purchase Common Stock; (ii) 5,000,000 shares of common stock held by the former equity holders of Theraplant, LLC (“Theraplant”) in connection with the Theraplant Merger (defined below); (iii) 2,266,350 shares of our common stock held or that will be held by our sponsor, Greenrose Associates LLC (our “Sponsor”); (iv) 4,430,378 shares of our common stock issued to True Harvest, LLC in connection the True Harvest Acquisition (defined below); (v) 88,000 shares of our common stock and 528,000 private warrants (the “private warrants”, which upon any sale will become public warrants) held by Imperial Capital, LLC, the representative of the underwriters in our initial public offering (“Imperial”); and (vi) 22,000 shares of our common stock and 132,000 Private warrants held by I-Bankers Securities, Inc, an underwriter in our initial public offering (“I-Bankers” and, together with Theraplant, our Sponsor and Imperial, the “Selling Stockholders”).

We are not selling any securities under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders, except with respect to amounts received by us upon exercise of the Warrants.

The Selling Stockholders may sell the shares of common stock and private warrants, as applicable, included in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section of the Prospectus entitled “Plan of Distribution.” Each of the Selling Stockholders is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our common stock and our public warrants (our “Public Warrants) are traded on The Over The Counter “OTCQX” Market and OTCQB Market under the symbols “GNRS” and “GNRS.W,” respectively. On August 26, 2022, the closing price of our common stock was $1.7500 per share and the closing price of our Public Warrants was $0.17 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus (as amended and supplemented from time to time) and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus and this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 29, 2022

UNITED STATES

SEURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2022 (August 22, 2022)

THE GREENROSE HOLDING COMPANY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-39217	84-2845696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Broadway Amityville, NY	11701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 346-5270

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Units, each consisting of one share of common stock and one redeemable warrant	OTC Pink
Common stock, par value $0.0001 per share	OTCQX
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OTCQB

Item 2.02. Results of Operations and Financial Condition

The information in Item 2.02 of this Current Report, including the accompanying Exhibits 99.1 and 99.2, is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of Section 18. The information in Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language contained in such filing.

On August 22, 2022, The Greenrose Holding Company Inc. ("Greenrose" or the "Company") issued a press release announcing its financial results for the quarter ended June 30, 2022 and announcing that the Company would host a conference call to discuss its financial results for the quarter ended June 30, 2022. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

On August 22, 2022, the Company hosted a conference call to discuss its financial results for the quarter ended June 30, 2022. A copy of the transcript of the conference call is furnished as Exhibit 99.2 hereto and is incorporated by reference herein.

Forward Looking Statements

Statements made in this Current Report on Form 8-K (including the Exhibit hereto) that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to the business combination and any other statements relating to future results, strategy and plans of Greenrose (including certain projections and business trends, and statements which may be identified by the use of the words "plans", "expects" or "does not expect", "estimated", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might", "projects", "will" or "will be taken", "occur" or "be achieved"). Such statements are provided for illustrative purposes only and are not to be relied upon as predictions or any assurance or guarantee by any party of actual performance of Greenrose. Forward-looking statements are based on the opinions and estimates of management of Greenrose and/or the estimates of management of the companies Greenrose recently acquired, as the case may be, as of the date such statements are made, and they are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability to attract and retain key personnel; prevailing industry trends including consumer spending as well as in cannabis markets; legislation or regulatory requirements and developments in the global economy in general and the regulation of cannabis in particular; the public health crisis related to the coronavirus (COVID-19) pandemic and resulting significant negative effects to the global economy; disruption of global supply chains and distribution channels; as well as significant volatility in and possible disruption of financial markets; increased operating costs, decreased ability to profitably develop and operate cultivation and processing facilities as well as retail points of sale; competition in the US cannabis markets; and the impact of government shutdowns or other limitations impacting business activity generally.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Dated August 22, 2022
99.2	Transcript of Conference Call Dated August 22, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2022	The Greenrose Holding Company Inc.

	By:	/s/ William F. Harley III
	Name:	William F. Harley III
	Title:	Chief Executive Officer

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